Exhibit 99.1

PRESS RELEASE

Air Lease Corporation Announces Amendment and Extension of $2.66 Billion Senior Unsecured Revolving Credit Facility

LOS ANGELES, California, June 1, 2015 — Today Air Lease Corporation (the “Company”) amended and extended its four-year unsecured revolving credit facility with JPMorgan Chase Bank, N.A., as administrative agent and the lenders named therein (as amended, the “Syndicated Unsecured Revolving Credit Facility”) whereby the Company extended the maturity date from May 5, 2018 to May 5, 2019 and increased the revolving commitments thereunder by an additional $350 million. The Syndicated Unsecured Revolving Credit Facility remains priced at LIBOR plus 125 basis points with a 25 basis point facility fee, subject to reductions based on improvements in the Company’s credit ratings.

Prior to the transaction, lenders held revolving commitments totaling $2.31 billion that matured on May 5, 2018.  As a result of the transaction, lenders hold revolving commitments totaling $2.49 billion that mature on May 5, 2019, and lenders hold revolving commitments totaling $175 million that mature on May 5, 2018.

“During the course of 2015, we have grown our revolving credit facility from $2.1 billion to over $2.6 billion.  This represents an increase of 26% and now includes 31 financial institutions.   We are grateful for the continuing support from our banking group as our balance sheet strengthens with increased access to flexible and attractively priced capital,” said Gregory B. Willis, Senior Vice President and Chief Financial Officer of Air Lease Corporation.

The description of the transaction is qualified in its entirety by reference to the complete text of the First Amendment and the Extension Agreement (collectively, the “Transaction Documents”), which are filed on Form 8K with the Securities and Exchange Commission.

About Air Lease Corporation (NYSE: AL)

ALC is a leading aircraft leasing company based in Los Angeles, California that has airline customers throughout the world. ALC and its team of dedicated and experienced professionals are principally engaged in purchasing commercial aircraft and leasing them to its airline customers worldwide through customized aircraft leasing and financing solutions. For more information, visit ALC’s website at www.airleasecorp.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations and projections about our future results, prospects and opportunities and are not guarantees of future performance. Such statements will not be updated unless required by law. Actual results and performance may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors, including the timing of sales to the joint venture and those discussed in our filings with the Securities and Exchange Commission.

Investors:	Media:
Ryan McKenna	Laura St. John
Vice President	Manager, Media and Investor Relations
Email: rmckenna@airleasecorp.com	Email: lstjohn@airleasecorp.com